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EXHIBIT 21

SRS LABS, INC.

SUBSIDIARIES

Name	Jurisdiction of Incorporation	Ownership
SRSWOWcast.com, Inc.	Delaware	SRS Labs, Inc.—100% Direct
ValenceTech Limited	Bermuda	SRS Labs, Inc.—100% Direct
Valence Technology Limited ("Valence—H.K.")	Hong Kong	ValenceTech Limited—100% Direct
Valence Semiconductor Design Limited	Hong Kong	Valence H.K.—100% Direct
ASP Microelectronics Limited ("ASP")	Hong Kong	Valence H.K.—100% Direct
LEC Electronic Components Limited ("LEC")	Hong Kong	Valence H.K.—100% Direct
VSD Electronics Limited	Hong Kong	Valence H.K.—100% Direct
LEC Microelectronics Limited	Hong Kong	ASP—100% Direct
LEC Electronics Limited	Hong Kong	LEC—100% Direct

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EXHIBIT 21
SRS LABS, INC. SUBSIDIARIES